Exhibit 10.11

SECURITY TRUST AGREEMENT
dated as of May 8, 2001
among
WESTAIM BIOMEDICAL CORP.
and
MONTREAL TRUST COMPANY OF CANADA,
in its capacity as Security Trustee
for and on behalf of S&N

SECURITY TRUST AGREEMENT
This SECURITY TRUST AGREEMENT, dated as of May 8, 2001, is made among WESTAIM BIOMEDICAL CORP. (“Westaim”), and MONTREAL TRUST COMPANY OF CANADA, in its capacity as security trustee for and on behalf of S&N (in such capacity, the “Security Trustee”)
WHEREAS:
A. Westaim and Westaim Biomedical Inc. (“WBI”) have entered into a License and Development Agreement with Smith & Nephew, Inc. and T.J. Smith & Nephew Limited concerning the development, promotion and sale in a specified field of use of certain products based on Westaim’s nanocrystalline silver antimmicrobial coating technology, pursuant to which License and Development Agreement Westaim and WBI have granted to S&N those certain or that certain license;
B. Westaim have entered into an Asset Purchase Agreement with Smith & Nephew, Inc. providing for the sale by Westaim to Smith & Nephew, Inc. of certain assets in connection with implementation of such collaboration arrangements;
C. Westaim has entered into a Supply Agreement with Smith & Nephew Inc., Smith & Nephew, Inc. and T.J. Smith & Nephew Limited (collectively, “S&N”) concerning the manufacture and supply to S&N of certain Westaim products, pursuant to which Supply Agreement Westaim has granted to S&N that certain Manufacturing License;
D. It is a condition precedent to the obligations of the parties to the Transaction Agreements that this Agreement shall have been executed and delivered by the parties hereto and shall have become unconditionally and fully effective in accordance with its terms;
E. The foregoing recitals are made by Westaim and not by the Security Trustee; and
F. The Security Trustee has consented to act as security trustee on the terms stated herein.
NOW THEREFORE, in consideration of the foregoing recitals and of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 DEFINITIONS.
     Wherever used in this Agreement, and unless the context otherwise requires, the following terms shall have the following meanings:
“Acticoat Absorbent Dressing Product” means the product with the specifications set out in Schedule A;
“Acticoat Moisture Control Dressing Product” means the product with the specifications set out on Schedule B;

“Acticoat Product” means the product with the specifications set out on Schedule C;
“Acticoat 7 Product” means the product with the specifications set out on Schedule D;
“Affiliates” means any Person that directly or indirectly controls, is controlled by, or is under common control with another Person. A Person shall be deemed to “control” another Person if the Person owns, directly or indirectly, more than fifty percent of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such Person. If the laws of the jurisdiction in which such Person operates prohibit ownership of more than fifty percent, control shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction;
“Applicable Laws” means, at any time, with respect to any Person, property, transaction or event, all applicable laws, statutes, regulations, treaties, judgments and decrees and (whether or not having the force of law) all applicable official directives, rules, consents, approvals, bylaws, permits, authorizations, guidelines, orders and policies of any governmental or regulatory body or Persons having authority over any of the parties hereto;
“Asset Purchase Agreement” means the asset purchase agreement dated as of May 8, 2001 between Westaim, as vendor, and Smith & Nephew, Inc., as purchaser;
“Assignments” means the specific assignments of each Westaim Patent Right in the appropriate form for registration at the applicable intellectual property registry offices, to be executed by Westaim and deposited with the Security Trustee pursuant hereto and the Indenture Trustee pursuant to the Trust Indenture;
“Business Day” means a day on which banks and other financial institutions are generally open for business in Calgary, Alberta, but does not in any event include a Saturday or Sunday;
“Certificate of Westaim” means a written certificate signed in the name of Westaim by any two Persons holding the position of Chairman, President, Vice President, Secretary or Director;
“Collateral” has the meaning set out in Section 2.1 hereof;
“Default” means any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default;
“Effective Date” means the 8th day of May, 2001, or such other date as Westaim and S&N may agree upon in writing;
“Equipment” has the meaning ascribed thereto in the Supply Agreement;
“Escrow Agreement” means the manufacturing technology escrow agreement of even date herewith among Westaim, WBI, S&N and Montreal Trust Company of Canada in its capacity as escrow agent relating to the deposit of the “Escrowed Materials” as defined therein;
“Event of Default” has the meaning ascribed thereto in Section 5.1;
“Existing Products” means, the Acticoat Product, the Acticoat 7 Product, the Acticoat Absorbent Dressing Product and the Acticoat Moisture Control Dressing Product;
“Field” has the meaning ascribed thereto in the License and Development Agreement;

“Improvements” mean all inventions, discoveries, improvements or other technology that may be applied in the Field and all processes or uses relating thereto, whether or not patentable, but that are subject to reasonable efforts to obtain patents related thereto or to maintain the secrecy thereof or to obtain other intellectual property rights related thereto;
“Indenture Trustee” means Montreal Trust Company of Canada, in its capacity as trustee under the Trust Indenture, and its successors and assigns;
“Joint Improvements” means Improvements made jointly by employees or others acting on behalf of Westaim and S&N;
“License and Development Agreement” means the license and development agreement dated as of May 8, 2001 between Westaim and S&N, as the same may be amended, modified, supplemented or restated from time to time;
“License Security” has the meaning ascribed thereto in Section 2.1 hereof;
“Licensee” means S&N, and “Licensees” means any two or more or such Persons or all of them as the context may require;
“Lien” means any mortgage, pledge, hypothec, security interest, encumbrance, lien, privilege or charge of any kind (including any agreement to give any of the foregoing and remedial or collection rights under any conditional sale or other title retention agreement);
“Manufacturing License” means, with respect to each Product, a license in favour of S&N of the Westaim Manufacturing Technology to make or have made such Product for sale by S&N in the Field in the Territory, pursuant to the terms and conditions of Section 4.1 of the Supply Agreement;
“Manufacturing Technical Manuals” means all present and future documentation and manuals which set out and describes all manufacturing processes and procedures comprising the Westaim Manufacturing Technology in respect of each Product, whether stored on written, magnetic or optical media, which shall be complete and accurate and sufficient to permit a Person reasonably skilled in the art to be able to implement the manufacturing of the Products with the Equipment, which Manufacturing Technical Manuals are to be deposited in escrow by Westaim pursuant to the terms of the Escrow Agreement;
“New Product” means any new product that the parties agree in writing to add to the scope of the Supply Agreement;
“Non-Patent Collateral” means any Collateral other than the Westaim Patent Rights;
“Obligations” has the meaning set out in Section 2.2 hereof;
“Opinion of Counsel’ means a written opinion of a firm of barristers and solicitors, who may be counsel for Westaim, and who shall be retained by or acceptable to the Security Trustee, acting reasonably;
“Permitted Lien” means, with respect to any Person, (a) Liens for taxes, rates, assessments or other governmental charges or levies not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by or on behalf of that Person; (b) undetermined or inchoate statutory Liens or statutory rights of distress which have not at such time been filed or exercised, or which relate to obligations not yet due or payable, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by or on behalf of that Person; (e) any Lien provided that (1)

the holder thereof has expressly agreed that, in respect of the Collateral, such Lien shall be subordinate to the Lien created in favour of the Security Trustee hereunder in all respects, (2) such holder has entered into a non-disturbance agreement in the form contemplated by Section 2.6(b) in favour of the Security Trustee and S&N, and (3) such holder has agreed that it will not assign or dispose of such Lien nor any interest it may acquire in the Collateral except to and in favour of a Person who has agreed to the same; and (d) any Lien in favour of the Indenture Trustee pursuant to the Trust Indenture;
“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or a governmental authority or body, and pronouns which refer to a Person have a similar extended meaning;
“PPSA” means the Personal Property Security Act (Alberta) and regulations thereunder, as amended from time to time;
“Products” means any products which are produced by, uses and/or incorporates any of the Westaim Technology or the making, using and/or selling thereof is otherwise covered by any of the claims within the Westaim Patent Rights, and includes, without limitation, the Existing Products and the New Products;
“Replacement MT License” has the meaning ascribed thereto in Section 5.2(b) hereof;
“Security Trustee” means Montreal Trust Company of Canada in its capacity as MT Security Trustee, and includes any replacement security trustee;
“Subordinate Lender” has the meaning ascribed thereto in Section 2.7 hereof;
“Supply Agreement” means the supply agreement dated as of May 8, 2001 between Westaim and S&N, as the same may be amended, modified, supplemented or restated from time to time;
“Territory” has the meaning ascribed thereto in the License and Development Agreement;
“Transaction Agreements” means, collectively, the Asset Purchase Agreement, the License and Development Agreement, the Supply Agreement and the Trust Indenture;
“Trust Indenture” means the trust indenture granted by Westaim and WBI in favour of the Indenture Trustee dated as of May 8, 2001;
“Westaim Improvements” means Improvements made solely by employees in the course of their employment or others acting on behalf of Westaim;
“Westaim Manufacturing Technology” means, with respect to particular Products, the proprietary technology relating to the manufacture of such Products owned by Westaim or licensed by Westaim with the right to sublicense in the manner contemplated by this Agreement and which is necessary in connection with the manufacture of such Products;
“Westaim Patent Rights” means all rights owned by Westaim in the patents listed on Schedule E, any patent issuing on any patent application identified in Schedule E, and any patent issuing from any continuing applications of those patents or patent applications, including any divisions, continuations, and continuation-in-part applications, as well as any patents issuing on any reissue and/or reexamination application, and including any patent term restoration of any such patents. Westaim Patent Rights also include all rights owned by Westaim in any foreign patents and patent applications which correspond to those described in the preceding sentence, and in any patents or patent applications that claim

Improvements made solely by employees of Westaim acting in the course of their employment or by others acting on behalf of Westaim who have assigned their right with respect thereto to Westaim.
Except for the terms defined in this Agreement, all terms defined in the PPSA which are used in this Agreement shall have the meanings specified in the PPSA.
1.2 HEADINGS.
     The divisions of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any indenture, deed, instrument or agreement supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent herewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.
1.3 EXTENDED MEANINGS.
     Words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, corporations, associations, trusts and unincorporated organizations.
1.4 APPLICABLE LAW.
     This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.
1.5 SCHEDULES.
     The following are the Schedules annexed hereto and incorporated by reference and deemed to be made a part hereof:
Schedule A Features of Acticoat Absorbent Dressing Product

Schedule B Features of Acticoat Moisture Control Dressing Product

Schedule C Features of Acticoat Product

Schedule D Features of Acticoat 7 Product

Schedule E Westaim Patent Rights
ARTICLE 2
SECURITY
2.1 GRANT OF SECURITY INTERESTS.
     As general and continuing collateral security for the prompt and complete payment and performance of the Obligations, Westaim hereby grants to the Security Trustee a security interest (the “License Security”) in all of Westaim’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Westaim now has or hereafter acquires an interest and wherever the same may be located:
(a)	the Westaim Manufacturing Technology and Westaim Improvements and Joint Improvements;

(b)	the Manufacturing Technical Manuals and in any intangible property rights or confidential or proprietary information relating thereto;

(c)	the proceeds of the foregoing, including any personal property derived directly or indirectly from any dealing with the foregoing or any proceeds of the foregoing; and

(d)	the Westaim Patent Rights.
(collectively referred to as the “Collateral”), and in furtherance thereof, shall deposit the Assignments with the Trustee (which deposit shall concurrently be made with the Indenture Trustee pursuant to the Trust Indenture).
2.2 SECURITY FOR OBLIGATIONS.
This Agreement secures, and the Collateral is continuing collateral security for:
(a)	the prompt and complete performance of the obligation of Westaim to maintain in full force and effect its grant to S&N as licensee of a valid and subsisting Manufacturing License;

(b)	the prompt payment or performance in fall when due of all obligations and liabilities of every nature and kind, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, of Westaim to S&N for any damages and economic losses suffered by S&N as a result of any termination, repudiation or disclaimer of the Manufacturing License, Westaim’s failure to perform the obligations described in 2.2(a) hereof, and/or of the Security Trustee’s inability to grant to S&N a Replacement MT License, provided, for greater certainty, that no limitations on liability contained in the Supply Agreement and the Licensing and Development Agreement have any application to the calculation of the amount of damages and economic losses;

(c)	the prompt payment of all other amounts payable to the Security Trustee and/or S&N hereunder;
(all such obligations and liabilities of Westaim to S&N and/or the Security Trustee being the “Obligations”).
2.3 WESTAIM REMAINS LIABLE.
     Notwithstanding anything contained herein to the contrary (a) Westaim shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Security Trustee of any of its rights hereunder shall not release Westaim from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) the Security Trustee shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Security Trustee be obligated to perform any of the obligations or duties of Westaim thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

2.4 ATTACHMENT.
     Westaim acknowledges conclusively that it and the Security Trustee intend the security interests in the Collateral to attach immediately upon the execution of this Agreement, and in the case of Collateral in which Westaim subsequently acquires rights, contemporaneously with Westaim acquiring rights therein. If from time to time Westaim acquires or develops other manufacturing technology which becomes subject to the provisions of the Supply Agreement, such other manufacturing technology shall promptly be assigned by Westaim to the Security Trustee, as applicable, and shall become subject to the License Security. Westaim acknowledges conclusively that value has been given.
2.5 USE OF COLLATERAL.
     Unless and until an Event of Default shall have occurred and is continuing, Westaim shall be permitted to retain possession of duplicate copies of all Collateral and deal with, operate, manage and use the Collateral and sell, lease, transfer or dispose of Product in any other Field or other Territory in the ordinary course of its business, and in any lawful manner not inconsistent with this Agreement; provided that Westaim shall not make, give, grant, create or permit to exist to or in favour of any other Person any Lien in, on, over or in respect of any of the Collateral with respect to each Product, other than any Permitted Lien.
2.6 RELEASE OF SECURITY.
(a)	In addition to any other provisions of this Agreement regarding release of the License Security, at the request of Westaim in writing, so long as Westaim has satisfied its obligations in Section 2.6(b), the Security Trustee shall release and discharge the License Security if (i) the Manufacturing License should cease to remain in effect (except as a result of any disclaimer, repudiation or termination by a trustee in bankruptcy or receiver of Westaim) or is otherwise terminated or cancelled, or (ii) Canadian law should be amended or judicially interpreted (by an appeal body of a superior court of Alberta or Ontario or by the Supreme Court of Canada) such that licenses in the nature of the Manufacturing License cannot be disclaimed, repudiated or terminated by a trustee in bankruptcy of the licensor thereunder or a receiver or receiver and manager of such licensor’s property and assets and such that, notwithstanding such bankruptcy or receivership, the licensees shall be entitled to continue to make use in accordance with such licenses of the intellectual property subject thereto and exercise its rights, remedies, privileges and powers thereunder during the terms of the licenses contemplated by such licenses, without risk of such a disclaimer, repudiation or termination.

(b)	Where any Person other than the Security Trustee has a Lien against the Collateral (including, without limitation, any Subordinate Lender) and the Security Trustee is required hereunder to release and discharge the License Security, then Westaim and such Person shall enter into a non-disturbance agreements with S&N wherein such Person shall agree that so long as S&N complies with its obligations under the Manufacturing License or Replacement MT License, such Person shall not repudiate or terminate the Manufacturing License or Replacement MT License and such Person shall not assign its Lien to another Person unless such other Person enters into a non-disturbance agreement with S&N on substantially similar terms.

2.7 GRANT OF SUBORDINATED SECURITY.
     Westaim may without the consent of the Security Trustee or S&N grant to any lender or lender’s representative (each, a ‘Subordinate Lender”) such other Liens in the Collateral, provided that such Subordinate Lender shall first:
(a)	agree in writing that its Lien shall in all respects be subordinate to the License Security;

(b)	enter into a non-disturbance agreement with S&N substantially on the terms contemplated in Section 2.6(b); and

(c)	agree in writing with S&N that it will not assign or dispose of its Lien or any interest it may acquire in the present or after acquired Collateral or any registrations or applications for registration in respect thereof except to and in favour of a Person who has provided to and in favour of the Security Trustee and S&N the agreements referred to in this section.
2.8 POWER OF ATTORNEY
     Westaim hereby irrevocably appoints the Security Trustee as attorney for Westaim, with full authority in the place and stead of Westaim and in its name or otherwise, from time to time at any time after the occurrence of and during the continuance of an Event of Default, to execute and deliver on behalf of Westaim and as directed by S&N such documents or instruments as may be reasonably necessary or desirable to enforce the rights and remedies of the Security Trustee under this Agreement. Such power of attorney shall be a power coupled with an interest.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1 WESTAIM REPRESENTATIONS AND WARRANTIES
     Westaim hereby represents and warrants to the Security Trustee as follows:
(a)	it is duly incorporated and organized and in good standing with respect to the filing of annual returns under the laws of its jurisdiction of incorporation, and is duly authorized to carry on business in each other jurisdiction where a failure to qualify would have a material adverse effect on its business or operations;

(b)	it is duly authorized and empowered to execute, deliver and perform its obligations under this Agreement, and all corporate action on its part for the due execution, delivery and performance by it of this Agreement has been duly and effectively taken;

(c)	its corporate name and the location of its chief executive office are as set out in the notice provisions of this Agreement;

(d)	no Event of Default and no event or circumstance which, with the giving of notice or lapse of time or both would become an Event of Default, has occurred or is continuing in respect of Westaim;

(e)	this Agreement creates a valid, perfected, first priority security interest in all the Collateral (to the extent capable of being created therein), subject to Permitted Liens, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly made or taken;

(f)	except for Permitted Liens and the security interest created by this Agreement, Westaim owns the Collateral free and clear of any other Lien or claim, and (i) no financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office in any province or territory of Canada and (ii) no filing covering all or any part of the Collateral is on file in the Canadian Intellectual Property Office;

(g)	except for the filing of the appropriate financing statements in respect of the Collateral, no consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any Person is required (A) for the grant by Westaim of the security interest granted hereby, (B) for the validity, perfection or maintenance of the security interests created hereby, or (C) for the exercise by the Security Trustee of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except for those which have been duly obtained or made and, in the case of the maintenance of perfection, for the filing of renewal statements under the PPSA;

(h)	the information contained in the schedules annexed hereto are true and accurate in every material respect; and

(i)	to the best of Westaim’s knowledge, each of the Collateral is valid, subsisting and enforceable and Westaim is not aware of any pending or threatened claim by any third party that any of the Collateral is invalid or unenforceable or that the use of any of the Collateral violates the rights of any third Person or of any basis for any such claim.
ARTICLE 4 COVENANTS
4.1 WESTAIM COVENANTS
     Westaim covenants and agrees that except as otherwise expressly provided in, and subject to the provisions of, the Transaction Agreements:
(a)	Westaim shall keep its chief executive office and the office where it keeps its records concerning the Collateral within the Province of Alberta or, upon not less than thirty (30) days prior written notice to the Security Trustee, at such other location or locations in Canada or the United States of America where all necessary actions have been taken to maintain the perfected nature of the License Security;

(b)	Westaim will not take any actions or fail to perform any of its duties or obligations under this Agreement such that, after giving effect to such action or inaction, the Security Trustee will not then, or with the passage of time cease to, have a perfected security interest in any of the Collateral;

(c)	Westaim will not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement, the Transaction Agreements or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

(d)	Westaim shall notify the Security Trustee of any change in Westaim’s name or identity within 15 days prior to such change taking place;

(e)	Westaim shall not sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral the disposition of which would adversely affect, in any way, its ability to perform the Obligations;

(f)	Westaim shall diligently keep reasonable records respecting the Collateral at its chief executive office or principal place of business;

(g)	Westaim shall take all reasonable steps consistent with its past practices necessary to protect the secrecy of all trade secrets relating to the Products and Collateral, including without limitation entering into confidentiality agreements with employees and labelling and restricting access to secret information and documents;

(h)	from time to time, at the expense of Westaim, Westaim will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Security Trustee may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Security Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Westaim will (i) execute and file such financing or financing change statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Security Trustee may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (ii) use reasonable commercial efforts to obtain any necessary consents of third parties to the grant and perfection of a security interest and assignment to the Security Trustee with respect to any Collateral, (iii) at any reasonable time, upon request by the Security Trustee, exhibit the Collateral to and allow inspection of the Collateral by the Security Trustee, or Persons designated by the Security Trustee, and (iv) at the Security Trustee’s request, appear in and defend any action or proceeding that may affect Westaim’s title to or the Security Trustee’s security interest in all or any part of the Collateral;

(i)	Westaim hereby authorizes the Security Trustee to modify this Agreement upon prior written notice to Westaim but without obtaining such Westaim’s approval of or signature to such modification by amending any schedules hereto to include reference to any right, title or interest in any existing Collateral or any Collateral acquired or developed by Westaim after the execution hereof or to delete any reference to any right, title or interest in any Collateral in which Westaim no longer has or claims any right, title or interest;

(j)	Westaim will furnish to the Security Trustee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Security Trustee may reasonably request, all in reasonable detail; and

(k)	if Westaim shall obtain rights to any new Collateral, the provisions of this Agreement shall automatically apply thereto, Westaim shall promptly notify the Security Trustee in writing of any rights to any new Collateral acquired by Westaim after the date hereof and of any registrations issued or applications for registration made after the date hereof. Concurrently with the filing of an application for registration for any trademark or patent, Westaim shall execute, deliver and record in all places where this Agreement is recorded an appropriate security agreement, substantially in the form hereof, with appropriate insertions, or an amendment to this Agreement, in form and substance reasonably satisfactory to the Security Trustee, pursuant to which Westaim shall grant a security interest to the extent of its interest in such registration as provided herein to the Security Trustee unless so doing would, in the reasonable judgment of Westaim, after due inquiry, result in the grant of a registration in the name of the Security Trustee, in which event Westaim shall give written notice to the Security Trustee as soon as reasonably practicable and the filing shall instead be undertaken as soon as practicable but in no case later than immediately following the grant of the registration.
ARTICLE 5
DEFAULT AND ENFORCEMENT
5.1 EVENTS OF DEFAULT.
     Westaim shall be in default hereunder (each, an “Event of Default”) if:
(a)	Westaim becomes, admits to being or is declared bankrupt or insolvent;

(b)	Westaim makes a general assignment for the benefit of creditors;

(c)	proceedings are instituted by or against Westaim seeking relief for Westaim as a debtor or to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of Westaim or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the appointment of a receiver, trustee or similar official of any substantial portion of Westaim’s property and assets or of the Collateral;

(d)	any notice of intention to enforce security is delivered to Westaim by a Person other than the Security Trustee, or any proceeding is instituted by a Person other than the Security Trustee against Westaim and a substantial portion of its property and assets or against the Collateral seeking the possession, foreclosure, retention, sale or other disposition of or to enforce Liens over the same;

(e)	a receiver, liquidator, trustee or official with similar powers is appointed with respect to, or the holder of any Lien takes possession of, or forecloses or retains, sells or otherwise disposes of, or proceeds to enforce any Lien over a substantial portion of Westaim’s property and assets or over the Collateral;

(f)	any writ, attachment, execution, distress or similar process becomes enforceable against a substantial portion of Westaim’s property and assets or against the Collateral; or

(g)	there is a material breach by Westaim of the obligations under this Agreement which continues for thirty (30) days after the Security Trustee gives Westaim notice thereof.
5.2 REMEDIES.
     Upon the occurrence and during the continuance of any Event of Default, subject to Section 5.4, the Security Trustee shall be entitled to exercise the following rights and remedies:
(a)	the Security Trustee shall register the Assignments or shall be deemed to have registered the Assignments upon the Indenture Trustee registering the Assignments;

(b)	upon the registration of the Assignments, the Security Trustee shall at the written request of S&N grant to S&N a license (prepared by the Security Trustee) replacing the Manufacturing License (the “Replacement MT License”) on identical terms to the

Manufacturing License originally granted by Westaim to S&N (as amended to that date); and

(c)	the Security Trustee shall forthwith deliver the Manufacturing Technical Manuals to S&N in accordance with the terms of the Escrow Agreement;
and Westaim expressly acknowledges that the registration of the Assignments and the grant of the Replacement MT License is a commercially reasonable exercise of its rights and duties with respect to the Collateral, provided that if the Security Trustee is unable to grant a Replacement MT License to S&N under Applicable Law, then in addition to all other rights and remedies provided for herein or otherwise available to it, the Security Trustee shall have, with respect to the Non-Patent Collateral, all of the rights and remedies of a secured party on default under the PPSA or any similar personal property legislation in effect in any relevant jurisdiction (whether or not the PPSA or other similar legislation applies to the affected Non-Patent Collateral) and any of the following rights and remedies, and Westaim shall have the following obligations:
(d)	Westaim will forthwith upon demand assemble and deliver possession to the Security Trustee of all of the Non-Patent Collateral at such place as may be specified by the Security Trustee. In any event, at its option, the Security Trustee may take such steps as it considers necessary or desirable to enter into or obtain possession of all or any part of the Non-Patent Collateral, including proceedings in any court of competent jurisdiction;

(e)	the Security Trustee may seize, collect, realize, borrow money on the security of, release to third parties, sell by private or public sale, or otherwise deal with the Non-Patent Collateral or any part thereof in such manner, upon such terms and conditions as to credit or otherwise and at such time or times as may seem to it advisable and without notice to Westaim (except as otherwise required by any Applicable Law), and may charge on its own behalf and pay to others reasonable sums for expenses incurred and for services rendered (expressly including legal advice and services, and receivers and accounting fees) in or in connection with seizing, collecting, realizing, borrowing on the security of, selling or obtaining payment of the Non-Patent Collateral, may add the amount of such sums to the Obligations and all such sums shall be secured hereby; and

(f)	at its option, to be notified to Westaim in the manner provided by the PPSA, the Security Trustee may elect to retain all or any part of the Non-Patent Collateral in satisfaction of the Obligations to the extent permitted by the PPSA.
     The Security Trustee may grant extensions of time and other indulgences, take and give up securities, accept compromises, grant releases and discharges, release any part of the Collateral to third parties and otherwise deal with Westaim, grantors of Westaim, sureties and others and with the Collateral and other securities as the Security Trustee may see fit without prejudice to the liability of Westaim or the Security Trustee’s right to hold and realize the Collateral.
     All monies collected or received by the Security Trustee in respect of the Collateral may be applied on account of such parts of the Obligations or may be held unappropriated in a collateral account. If the monies collected by or received by the Security Trustee in respect of the Collateral are not sufficient to satisfy all Obligations, Westaim shall remain responsible to the Security Trustee for any deficiency, and the Security Trustee shall be entitled to claim such amount and all interest and costs associated therewith from Westaim.
     The Security Trustee may, if it deems it necessary for the proper realization of all or any part of the Collateral, pay any Lien or claim that may exist or be threatened against the same and in every such case the amounts so paid together with costs, charges and expenses incurred in connection therewith shall be added to the Obligations as hereby secured, and shall bear interest at the prime rate per annum for commercial loans in Canadian currency made in Canada from time to time announced by Royal Bank of Canada, calculated monthly, not in advance, and both before and after the occurrence of an Event of Default, demand and judgment, until paid, and shall be payable on demand by the Security Trustee.
     The Security Trustee shall not be liable or accountable for any failure to exercise its remedies, take possession of, collect, enforce, realize, sell, lease or otherwise dispose of all or any part of the Collateral or to institute any proceedings for such purposes. Furthermore, the Security Trustee shall have no obligation to take any steps to preserve any rights against prior parties to any instrument or chattel paper, whether Collateral or proceeds and whether or not in the Security Trustee’s possession and shall not be liable or accountable for failure to do so.
5.3 RELEASE FROM ESCROW.
     Subject to Section 5.4 whether or not an Event of Default has occurred and is continuing, if at any time S&N should become entitled to practice the Manufacturing License granted to it under the Supply Agreement (but only in respect of the Products), then S&N may require the Security Trustee to proceed to enforce the License Security and to arranged for the delivery to S&N of the applicable Manufacturing Technical Manuals pursuant to the terms of the Escrow Agreement.
5.4 RESTRICTION ON SECURITY TRUSTEE.
     Notwithstanding the provisions of this Article 5 or any other provisions of this Agreement, the Security Trustee shall not exercise any remedies against the Collateral where the Event of Default consists of proceedings under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or similar legislation in respect of a proposal or plan of compromise or arrangement to or with Westaim’s creditors so long as Westaim continues to perform its obligations under the Manufacturing License during such proceedings. Such restriction on the exercise of remedies shall be lifted if the plan of compromise and arrangement or proposal in such proceedings and any order of a court of competent jurisdiction sanctioning such plan or proposal does not require Westaim to continue to fully perform its obligations under the Manufacturing License or if such plan or proposal is not approved by the requisite number of creditors in each class and sanctioned by final order of a court of competent jurisdiction.
5.5 USE OF PROCEEDS.
     All proceeds received by the Security Trustee either under a Manufacturing License, a Replacement MT License or upon the sale or other disposition of the Non-Patent Collateral will be used firstly to satisfy the Security Trustee’s expenses, then to the satisfaction of the other Obligations, and the balance, if any, will be paid to the party entitled at law, or, if the Security Trustee is uncertain as to the party entitled at law, the Security Trustee may interplead the proceeds into a court of competent jurisdiction.
ARTICLE 6
ADMINISTRATION OF TRUST
6.1 SUFFICIENCY OF EXECUTION OF INSTRUMENTS.
     Any order, request, direction, certificate or other instrument to be made or given by Westaim under any of the provisions hereof will, unless otherwise provided, be deemed sufficiently executed if executed by any two officers of Westaim holding office at the time of signing. The Security Trustee may receive a Certificate of Westaim as sufficient evidence of the passage of any resolution of the directors or of the shareholders of Westaim.
6.2 SECURITY TRUSTEE MAY REQUIRE INDEMNITY.
     Subject to Section 7.1 hereof, the Security Trustee will not be required to take any measures to enforce this Agreement or any covenant herein contained until furnished with sufficient funds for the purpose and indemnified to its reasonable satisfaction. In no circumstances shall the Security Trustee be required to expend or risk its own funds or other assets.
6.3 SECURITY TRUSTEE MAY EMPLOY ASSISTANTS.
     The Security Trustee may employ or retain such agents, legal counsel and other assistants as it may reasonably require for the proper discharge of its duties and determination of its rights hereunder and may pay reasonable remuneration and disbursements for all services performed for it.
6.4 SECURITY TRUSTEE MAY ACT ON OPINIONS OR ADVICE.
     The Security Trustee may in relation to this Agreement act and rely on the opinion or advice of or on information obtained from any legal counsel, notary, valuator, surveyor, engineer, broker, auctioneer, accountant or other expert, whether obtained by the Security Trustee or by Westaim or otherwise.
6.5 SECURITY TRUSTEE MAY RELY UPON DECLARATIONS.
     In the exercise of its rights and duties, the Security Trustee may, if it is acting in good faith, act and rely, as to the truth of the statements and accuracy of the opinions expressed therein, upon a statutory declaration, opinion, report, request, direction, instruction, certificate or other document furnished to the Security Trustee in connection with this Agreement where the Security Trustee examines the same and determines that it complies with the applicable requirement, if any, of this Agreement.
6.6 WESTAIM MUST FURNISH EVIDENCE OF COMPLIANCE.
(a)	Westaim must furnish to the Security Trustee forthwith evidence of compliance with the conditions precedent provided for in this Agreement relating to the grant of security interests hereunder, the satisfaction and discharge of this Agreement or the taking of any other action to be taken at the request of or on the application of Westaim.

(b)	Such evidence will consist of (i) a Certificate of Westaim stating that such conditions precedent have been complied with in accordance with the terms of this Agreement and (ii) in the case of conditions precedent, compliance with which are by this Agreement subject to review or examination by legal counsel, an Opinion of Counsel that such conditions precedent have been complied with in accordance with the terms of this Agreement.

(c)	Whenever such evidence relates to a matter other than the satisfaction and discharge of this Agreement, such evidence may, consist of or otherwise be in accordance with a report or opinion of any legal counsel, auditor, accountant, engineer or appraiser or any other person whose qualifications give authority to a statement made by that person, but if such report or opinion is furnished by a director, officer or employee of Westaim it must be in the form of a statutory declaration or a certificate.

(2)	Evidence furnished to the Security Trustee under this Section 6.6 must include (i) a statement by the person giving the evidence declaring that such person has read and understand the provisions hereof relating to the conditions precedent with respect to compliance with which such evidence is being given, (ii) a statement describing the nature and scope of the examination or investigation upon which the statements or opinions contained in the evidence are based, and (iii) a statement declaring that, in the belief of the person giving the evidence, such person has made such examination or investigation as is necessary to enable such person to make the statements or give the opinions contained or expressed therein.
6.7 SECURITY TRUSTEE MAY ACCEPT CERTIFICATE OF WESTAIM.
     Except in cases where some other mode of proof is required by this Agreement, the Security Trustee will be at liberty to accept a Certificate of Westaim (i) as to any statements of fact, as evidence of the truth of such statements, and (ii) to the effect that any particular dealing, transaction, step or thing is, in the opinion of the officers so certifying, expedient, as evidence that is expedient; provided that the Security Trustee may in its sole discretion require from Westaim or otherwise further evidence or information before acting or relying on such certificate.
6.8 SECURITY TRUSTEE MAY ACT ON INSTRUMENTS BELIEVED GENUINE.
     The Security Trustee will not be bound to act in accordance with any direction, order or request of Westaim or of its directors until a direction, order, request or certified resolution of Westaim, as appropriate has been delivered to the Security Trustee, and the Security Trustee will be empowered to act upon any such instrument purporting to be authenticated and believed by the Security Trustee to be genuine.
6.9 COUNSEL, ACCOUNTANTS, ETC.
     The Security Trustee may employ, retain or appoint such counsel, accountants, appraisers or other experts or advisers and such agents as it may reasonably require for the purpose of determining and discharging its duties hereunder, may pay reasonable remuneration for all services so performed by any of them, and shall not be responsible for any misconduct on the part of any of them employed, retained or appointed by the Security Trustee with reasonable care. The Security Trustee may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant, appraiser or other expert or adviser, whether retained, employed or appointed by the Security Trustee with reasonable care or by Westaim, in relation to any matter arising in carrying out is rights, duties and powers hereunder.
6.10 NO PERSON DEALING WITH SECURITY TRUSTEE NEED ENQUIRE.
     No person dealing with the Security Trustee need be concerned to enquire whether the powers that the Security Trustee is purporting to exercise have become exercisable, or to see to the application of any money paid to the Security Trustee.
6.11 INVESTMENT OF TRUST MONIES.
     Any securities, documents of title or other instruments that may at any time be held by the Security Trustee subject to the trusts hereof may be placed in the deposit vaults of the Security Trustee or of any Canadian chartered bank listed in Schedule 1 of the Bank Act (Canada) or deposited for safekeeping with any such bank. Unless herein otherwise expressly provided, any monies so held pending the application or withdrawal thereof under any provisions of this Agreement shall be:

(a)	deposited in the name of the Security Trustee in any Canadian chartered bank listed in Schedule 1 of the Bank Act (Canada) having a shareholders’ equity according to its most recently published audited financial statement of assets and liabilities of at least $1,000,000,000 and whose certificates of deposit are Authorized Investments at the rate of interest (if any) then current on similar deposits;

(b)	deposited in the deposit department of the Security Trustee; or

(c)	invested in Authorized Investments, provided that the securities shall not have a maturity date of more than 90 days from the date of investment. Unless Westaim shall be in default hereunder or unless otherwise specifically provided herein, all interest or other income received by the Security Trustee in respect of such deposits and investments shall belong to Westaim.
Notwithstanding the foregoing, any moneys held by the Security Trustee, and any interest accrued thereon, may be invested by the Security Trustee in:
(d)	treasury bills or short term interest bearing or discounted obligations issued or guarantee by the Government of Canada, provided that the securities shall not have a maturity date of more than 60 days from the date of investment; or

(e)	provided the amount invested in reliance upon this subsection does not exceed $ 10,000, deposited in a daily interest account with an institution referred to in subsection (a) or (b) above.
ARTICLE 7
CONCERNING THE SECURITY TRUSTEE
7.1 DUTIES OF SECURITY TRUSTEE.
     In the exercise of the powers, rights, duties and obligations prescribed or conferred by the terms of this Agreement, the Security Trustee shall exercise that degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.
7.2 REPLACEMENT OF SECURITY TRUSTEE.
(1)	The Security Trustee may resign its trust and be discharged from all further duties and liabilities hereunder by giving to Westaim and S&N sixty (60) days notice in writing or such shorter notice as Westaim may accept as sufficient. If at any time a material conflict of interest in the Security Trustee’s role as a fiduciary hereunder arises, the Security Trustee must, within thirty (30) days after ascertaining that it has such a conflict, either eliminate such conflict or resign in the manner and with the effect specified in this Section 7.2. S&N may remove the Security Trustee and appoint a new Security Trustee. In the event of the Security Trustee resigning or being so removed by S&N or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, Westaim shall forthwith appoint a new Security Trustee unless a new Security Trustee has already been appointed by S&N; failing such appointment by Westaim the retiring Security Trustee, at Westaim’s expense, may apply to a Justice of the Court of Queen’s Bench of Alberta, on such notice as the Court may direct, for the appointment of a new Security Trustee; but any new Security Trustee so appointed by Westaim or by the Court will be subject to removal by S&N. Any new Security Trustee appointed under any provision of this Section 7.1 must be a corporation authorized to carry on the business of a trust company in the

Province of Alberta. On any new appointment, the new Security Trustee shall be vested with the same powers, rights, duties and obligations as if it had been originally named herein as Security Trustee without any further assurance, conveyance, act or deed; but there shall be immediately executed, at the expense of Westaim, all such conveyances or other instruments as may, in the Opinion of Counsel, be necessary or advisable for the purpose of assuring the same to the new Security Trustee. The Security Trustee shall immediately make available to the new Security Trustee all books and records, whether written or otherwise recorded, relating to the administration by the Security Trustee of the trusts herein provided, which books and records are required by the new Security Trustee for the proper and efficient administration of the trusts herein provided.
(2)	Any corporation into which the Security Trustee may be merged or with which it may be consolidated or amalgamated or any corporation resulting from any merger, consolidation or amalgamation to which the Security Trustee is a party will be the successor Security Trustee under this Agreement without the execution of any instrument or any further act, if eligible as provided in clause (1) of this Section 7.2.
7.3 SECURITY TRUSTEE NOT REQUIRED TO GIVE SECURITY.
     The Security Trustee will not be required to give security for the execution of the trusts or its conduct or administration hereunder.
7.4 PROTECTION OF SECURITY TRUSTEE.
     By way of supplement to the provisions of any law for the time being relating to trustees, it is expressly declared and agreed as follows:
(a)	the Security Trustee will not be liable for or by reason of any statements of facts or recitals in this Agreement (except the representation contained in Section 7.5 below) or required to verify the same, but all such statements or recitals are deemed to be made by Westaim;

(b)	nothing herein contained will impose any obligation upon the Security Trustee to see or to require evidence of registration or filing (or renewals thereof) of this Agreement or any instrument ancillary or supplemental hereto;

(c)	the Security Trustee will not be bound to give any notice of the execution hereof; and

(d)	the Security Trustee will not incur any liability or responsibility whatever or be in any way responsible for the consequence of any breach on the part of Westaim of any of the covenants herein contained or of any act of the agents or servants of Westaim.
7.5 CONFLICT OF INTEREST.
     The Security Trustee represents to Westaim and S&N that at the time of the execution and delivery hereof no material conflict of interest exists in the Security Trustee’s role as fiduciary hereunder and agrees that in the event of a material conflict of interest arising hereafter it will, within thirty (30) days after ascertaining that is has such material conflict of interest, either eliminate the same or resign its trust hereunder.

7.6 ACCEPTANCE OF TRUSTS.
     The Security Trustee hereby accepts the trusts in this Agreement declared and provided and agrees to perform the same upon the terms and conditions herein set forth.
7.7 INDEMNITY.
(1)	Additional to and without limiting any other protection of the Security Trustee hereunder or otherwise by law, Westaim shall indemnity and save harmless the Security Trustee from and against any and all liabilities, losses, claims, damages, penalties, actions, suits, demands, costs, expenses and disbursements including reasonable legal and advisor fees and disbursements of whatever kind and nature which may at any time be imposed on, incurred by or asserted against the Security Trustee howsoever arising from or out of any act, omission or error of the Security Trustee made in good faith in the conduct of its duties hereunder (other than out of negligence or wilful misconduct of the Security Trustee, its employees, officers or agents), including any deed, act, matter or thing in relation to the registration, perfection, release or discharge of security. For greater certainty and without limiting the foregoing, this indemnity applies to the duties of the Security Trustee as contemplated in any of the schedules set out in Section 1.5 hereof. This indemnity shall survive removal or resignation of the Security Trustee and discharge of this Agreement and the termination of any trusts created hereby.
(2)	Westaim hereby indemnifies the Security Trustee, its directors, officers, employees, and agents, and all of their successors and assigns (collectively, the “Indemnified Parties”) against any loss, expense, claim, liability or asserted liability (including strict liability and including costs and expenses of abatement and remediation of spills or releases or releases of contaminants and including liabilities of the Indemnified Parties to third parties (including governmental agencies) in respect of bodily injuries, property damage, damage to or impairment of the environment or any other injury or damage and including liabilities of the Indemnified Parties to third parties for the third parties’ foreseeable and unforeseeable consequential damages) incurred as a result of:
(a)	the administration of the trust created hereby;

(b)	the exercise by the Security Trustee of any rights hereunder;
which result from or relate, directly or indirectly, to:
(c)	the presence or release of any contaminants, by any means or for any reason, on the Collateral, whether or not release or presence of the contaminants was under the control, care or management of Westaim, or of a previous owner, or of a tenant;

(d)	any contaminant present on or released from any contiguous property to the Collateral; or

(e)	the breach or alleged breach of any environmental laws by Westaim.
(3)	For purposes of this Section 7.7, “liability” shall include (i) liability of an Indemnified Party for costs and expenses of abatement and remediation of spills and releases of contaminants, (ii) liability of an Indemnified Party to a third party to reimburse the third party for bodily injuries, property damages and other injuries or damages which the third party suffers, including (to the extent, if any, that the Indemnified Party is liable therefore) foreseeable and unforeseeable consequential damages suffered by the third party, and (iii) liability of the Indemnified Party for damage to or impairment of the environment.

(4)	In no event shall Westaim be liable to indemnify an Indemnified Party against any loss, expense, claim, liability or asserted liability to the extent resulting from the gross negligence or wilful misconduct of the Indemnified Party.
(5)	The indebtedness, liabilities and obligations of Westaim to the Security Trustee under this section shall be added to and form part of the Obligations.
7.8 ASSIGNMENT TO COMPUTERSHARE.
     Westaim acknowledges and agrees that the Security Trustee has sold its corporate trust business and that such business is, as of the date hereof, owned and operated by Computershare Trust Company of Canada, and that the Security Trustee may assign this Agreement and any ancillary agreements executed in connection herewith, and all of its rights and obligations thereunder, to Computershare Trust Company of Canada. Any such assignment shall be effective without the need for any further notice or advice to, or approval of, any other person and without any further act or formality whatsoever.
ARTICLE 8
MISCELLANEOUS
8.1 NOTICES.
     Any notice to Westaim, the Security Trustee or S&N under the provisions hereof will be valid and effective if in writing and delivered to, or mailed by registered letter, postage prepaid, or sent by facsimile at the following addresses and facsimile numbers set out below or such other addresses or facsimile number as Westaim, the Security Trustee or S&N notifies the others of in accordance with this section:
     If to Westaim:
Westaim Biomedical Corp.
10102 – 114 Street
Fort Saskatchewan, Alberta T8L 3W4
Attention: President
Facsimile: (780) 992-5300
with a copy to:
Westaim Biomedical Corp.
1010, 144-4th Avenue S.W.
Calgary, Alberta T2P 3N4
Attention: President
Facsimile: (403)237-8181
And with a copy to:
Westaim Biomedical Corp
One Hampton Road, Suite 302
Exeter, New Hampshire 03833
Attention: President
Facsimile: (603)778-6393

     If to the Security Trustee:
Montreal Trust Company of Canada
Corporate Trust Department,
Suite 710, 530 – 8th Avenue S.W.
Calgary, Alberta T2P 3S8
Attention: Manager, Corporate Trusts,
Fascimile:(403) 267-6598
     If to S&N:
Smith & Nephew, Inc.
11775 Starkey Road
P.O. Box 1970
Largo, Florida, 33799-1970
Attention: President
Facsimile: (727) 398-4206
with a copy to:
Smith & Nephew, Inc.
1450 Brooks Road
Memphis, Tennessee, 38116
Attention: General Counsel
Facsimile: (901) 396-7824
     Such notice will be deemed to have been given at the time of delivery or sending by facsimile or on the fifth Business Day after mailing. Any sending by facsimile transmission shall be followed by an original copy thereof by mail, provided that the non-fulfilment of such requirement does not affect the deemed delivery by facsimile transmission. Any deliver made or facsimile sent on a day other than a Business Day, or after 4:30 p.m. (Calgary time) on a Business Day, will be deemed to have been given on the next following Business Day. Westaim, the Security Trustee or S&N may from time to time notify the others of a change in address or facsimile number which thereafter, until changed by like notice, will be its address or facsimile number for all purposes of this Agreement. In the case of disruption in postal services, any notice if given solely by mail shall not be deemed to have been given until it is actually delivered.

8.2 ENTIRE AGREEMENT.
     This Agreement contains the entire agreement between the parties with respect to the subject matter herein, and supersedes all prior agreements, negotiations, representations and proposals, written or oral, relating to its subject matter.
8.3 ENUREMENT.
     The rights and obligations of the parties pursuant to this Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective successors and assigns.
8.4 SUCCESSORS.
     Westaim shall not, without the consent or approval of S&N, enter into any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or of the continuing corporation, company, partnership, trust or other entity (the “Successor”) resulting therefrom unless (but may do so if):
(a)	the Successor, by operation of law, becomes, without more, bound by the terms and provisions of this Agreement and the Manufacturing License which constitute obligations of Westaim hereunder and thereunder or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Security Trustee and in the Opinion of Counsel are necessary or advisable to evidence the assumption by the Successor of liability for such obligations of Westaim and such Successor’s agreement to observe and perform all the covenants and obligations of Westaim under this Agreement and the Manufacturing License; and

(b)	no condition or event shall have occurred and be continuing in respect of the Successor at the time of such transaction and after giving full effect thereto which constitutes or would, after notice or lapse of time or both, constitute an Event of Default hereunder.

8.5 COUNTERPART AND DATE.
     This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear date as of May 8, 2001.
     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

WESTAIM BIOMEDICAL CORP.

By:	/s/ [ILLEGIBLE]

MONTREAL TRUST COMPANY OF CANADA, as Security Trustee.

By:	/s/ [ILLEGIBLE]

By:	/s/ [ILLEGIBLE]